EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Neurologix, Inc. of our report dated March 24, 2006 on our audits of the consolidated financial statements of Neurologix, Inc. and subsidiaries as of December 31, 2005 and for the year ended December 31, 2005 and 2004 and for the period from February 12, 1999 (date of inception) through December 31, 2005 which report appears in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2005.

/s/ J.H. Cohn LLP

Roseland, New Jersey

August 24, 2006